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                                                                   Exhibit 10.27


                              EMPLOYMENT AGREEMENT



            This Agreement (the "Agreement") is entered into as of November 16, 2001 by and between David Perry (the "Executive") and Ventro Corporation (the "Company").

            WHEREAS, Executive is an employee of the Company pursuant to a certain offer letter dated June 19, 2000 (the "Contract"); and

            WHEREAS, the Company and the Executive mutually desire to amend and restate the terms of Executive's employment, superceding all prior oral or written employment agreements between Executive and the Company, including but not limited to the Contract,

            NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, the parties agree as follows:

            1.    DUTIES AND SCOPE OF EMPLOYMENT.

                  (a) POSITION. For the term of his employment under this Agreement (the "Employment"), the Company agrees to employ the Executive in the position of Executive, reporting to the Chairman of the Company's Board of Directors (the "Board"). The Executive's duties shall be to provide assistance to the Company's executive management team to ensure a smooth management transition, monetizing the Company's assets per the Net Proceeds Income Agreement, and other relevant duties as assigned. This Agreement does not affect Executive's position as Vice-Chairman of the Board, which position will be governed by the applicable bylaws and any other relevant documents and laws.

                  (b) OBLIGATIONS TO THE COMPANY. During his Employment, the Executive shall be free to pursue or engage in business activities outside of the Company provided that his outside activities do not conflict in any way with Executive's ability to carry out his duties under this Agreement and provided that they do not conflict with the Executive's obligations under his Employee Confidentiality Agreement and existing non-compete obligations. The Executive shall comply with the Company's policies and rules as they may be in effect from time to time during his Employment.

                  (c) NO CONFLICTING OBLIGATIONS. The Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement. The Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which the Executive or any other person has any right, title or interest and that his Employment will not infringe upon or violate the rights of any other person. The Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.
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                  (d) COMMENCEMENT DATE. The Executive shall commence Employment pursuant to the terms of this Agreement when this Agreement is signed by both the Executive and the Company.

            2.    CASH AND INCENTIVE COMPENSATION.

                  (a) SALARY. Provided that the Executive's Employment continues pursuant to the terms of this Agreement, the Company shall pay the Executive as compensation for his services (i) from the commencement of this Agreement through December 31, 2002 a base salary at a gross annual rate of not less than $180,000.00 and (ii) from January 1, 2003 through December 31, 2003 a base salary at a gross annual rate of not more than $26,000 (each, "Base Salary"). Such salary shall be payable in accordance with the Company's standard payroll procedures.

                  (b)   INCENTIVE BONUSES.

                        (i) FOURTH QUARTER YEAR 2001. The Executive shall be eligible to be considered for a fourth quarter incentive bonus with a target amount of up to $45,000 (the "Q4 Target Bonus"). The amount of any such bonus shall be awarded by the Board by taking the average percentage of the fourth quarter target incentive bonus awarded by the Board to the following executives:
Chief Executive Officer, Chief Financial Officer and Vice President of Product Development and multiplying that average percentage by the Q4 Target Bonus. The determinations of the Board with respect to such bonus shall be final and binding. The Company shall pay the Fourth Quarter Year 2001 bonus to the Executive within one month following December 31, 2001, subject to Sections 5(c) and 6 below.

                        (ii) YEAR 2002. The Executive shall be eligible to be considered for an annual incentive bonus for the year 2002 with a target amount of up to 100% of his Base Salary. The amount of any such bonus shall be computed by the Board by taking the average percentage of the target incentive bonus awarded by the Board to the following executives: Chief Executive Officer, Chief Financial Officer, and Vice-President of Product Development and multiplying that average percentage by the Base Salary. The determinations of the Board with respect to such bonus shall be final and binding. The Company shall pay the Incentive Bonus to the Executive within one month following the end of each quarter with the final quarter ending on December 31, 2002, subject to Sections 5(c) and 6 below.

                        (iii) YEAR 2003. The Executive shall not be eligible to be considered for any incentive bonus for the year 2003.

                  (c) NET PROCEEDS INCOME AGREEMENT. The Company agrees to negotiate with the Executive in good faith and enter into a Net Proceeds Income Agreement on mutually agreeable terms.

                  (d) STOCK OPTIONS AND RESTRICTED SHARES. Prior to the date of this Agreement, the Company granted the Executive the following options to purchase shares of the Company's common stock pursuant to the terms of the applicable stock option agreement and the


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Company's 1998 Stock Option Plan (collectively, "Option Documentation"): on May
24, 2000, the Company granted the Executive two options ("May 24 Options") to purchase 24,804 and 475,196 shares of the Company's common stock, respectively, at an exercise price of $16.125 per share; on October 16, 2001, the Company granted the Executive three options to purchase 153,885, 723,115 and 877,000 shares of the Company's common stock, respectively, at an exercise price of $0.65 per share (collectively, the May 24 Options and the options granted on October 16, 2001 shall be known as the "Options"). The option to purchase 877,000 shares of the Company's common stock granted on October 16, 2001 shall be known as the Service Option and the options to purchase 153,885 and 723,115 shares of the Company's common stock, respectively, granted on October 16, 2001 shall be known as the Performance Options. On September 5, 1997, the Executive purchased 1,905,854 shares ("Restricted Shares") of the Company's common stock at an exercise price of $0.02 per share, which shares are subject to a Stock Restriction Agreement ("Stock Restriction Agreement") between the Executive and the Company, dated as of May 13, 1998. As the Executive provides service under this Agreement, the Performance Options shall continue to vest in accordance with each vesting schedule provided in the Option Documentation evidencing each such Performance Option, except that the vesting of the Performance Options shall accelerate 100% on November 1, 2003 if those Performance Options have not already vested by that date, and the Restricted Shares shall continue to vest in accordance with the vesting schedule in the Stock Restriction Agreement, subject to Sections 5(c) and 6 below. The Company hereby agrees to accelerate the vesting schedule of the May 24 Options to provide as follows: upon the completion of 12 months of Employment from the vesting commencement date of May 24, 2000, 12/43 of the shares subject to the May 24 Options shall vest and upon the completion of each of the next 31 months of Employment, 1/43 of the shares subject to the May 24 Options shall vest, such that 100% of the May 24 Options shall be fully vested as of December 24, 2003. The Company hereby agrees to accelerate the vesting schedule of the Service Option to provide as follows: upon the completion of 6 months of Employment from the vesting commencement date of October 16, 2001, 6/26 of the shares subject to the Service Option shall vest and upon the completion of each of the next 20 months of Employment, 1/26 of the shares subject to the Service Option shall vest, such that 100% of the Service Option shall be fully vested as of December 16, 2003. The Executive has also entered into a Change of Control Agreement ("Change of Control Agreement") with the Company, dated as of March 18, 1998, which remains in effect throughout his Employment. All share and Option numbers and exercise prices and purchase prices reflect all stock splits that became effective prior to the date of this Agreement.

            3. PTO AND EMPLOYEE BENEFITS. During his Employment, the Executive shall not be eligible to accrue any paid time off. Executive shall be eligible to participate in the employee benefit plans maintained by the Company, subject in each case to the generally applicable terms and conditions of the plan in question and to the determinations of any person or committee administering such plan.

            4. BUSINESS EXPENSES. During his Employment, the Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder. The Company shall reimburse the Executive for such


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expenses upon presentation of an itemized account and appropriate supporting documentation, all in accordance with the Company's generally applicable policies.

            5.    TERM OF EMPLOYMENT.

                  (a) TERMINATION OF EMPLOYMENT. The Company may terminate the Executive's Employment at any time and for any reason (or no reason), and with or without Cause, by giving the Executive 14 days' advance notice in writing. The Executive may terminate his Employment by giving the Company 14 days' advance notice in writing. The Executive's Employment shall terminate automatically in the event of his death. The termination of the Executive's Employment shall not limit or otherwise affect his obligations under Section 7. Executive's Employment with the Company shall not last beyond December 31, 2003, unless the Board renews this Agreement in writing, or offers Executive employment under new terms in writing. Executive shall immediately resign as a member of the Board if his employment is terminated for Cause.

                  (b) EMPLOYMENT AT WILL. The Executive's Employment shall be "at will," meaning that either the Executive or the Company may terminate the Employment at any time and for any reason, with or without Cause. Any contrary representations that may have been made to the Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between the Executive and the Company on the "at-will" nature of the Executive's Employment, which may only be changed in an express written agreement signed by the Executive and a duly authorized officer of the Company.

                  (c) RIGHTS UPON TERMINATION. Except as expressly provided in
Section 6, upon the termination of the Executive's Employment for Cause as defined in section 6(c) below, the Executive shall only be entitled to the compensation and benefits earned and the reimbursements described in this Agreement for the period preceding the effective date of the termination.

            6.    TERMINATION BENEFITS.

                  (a) GENERAL RELEASE. Any other provision of this Agreement notwithstanding, Subsection (b) below shall not apply unless the Executive (i) has executed a general release of all claims (in a form prescribed by the Company, without alteration) and (ii) has returned all Company property.

                  (b) SEVERANCE PAY AND VESTING ACCELERATION. If, during the term of this Agreement, the Company terminates the Executive's Employment for any reason other than Cause, then the Company shall continue to pay Executive those benefits described in sections 2(a) and 2(c) above through December 31, 2003. If the Company terminates the Executive for any reason other than Cause prior to December 31, 2003, then the Executive shall become vested in 100% of
(a) the shares of the Company's common stock subject to the Options and (b) the Restricted Shares. The vesting acceleration described in this paragraph does not supersede or replace any vesting acceleration ("Other Vesting Acceleration") provided in the Option Documentation, Stock Restriction Agreement and Change of Control Agreement to the extent


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that such documents provide for vesting acceleration that vests the Executive earlier and is triggered by a different event ("Different Event") than the events described in this paragraph; and, if such Different Event occurs, then the Other Vesting Acceleration shall continue to be applicable and enforceable.

                  (c) DEFINITION OF "CAUSE." For all purposes under this Agreement, "Cause" shall mean:

                        (i) Any material breach of this Agreement, the Company's Employee Confidentiality Agreement, the Company's Insider Trading Compliance Program and Policy, the Company's Change of Control Agreement, the Option Documentation, the Company's Stock Restriction Agreement or any other written agreement between the Executive and the Company;

                        (ii) Any material failure to comply with the Company's written policies or rules, as they may be in effect from time to time during the Executive's Employment;

                        (iii) Commission, conviction of, or a plea of "guilty" or "no contest" to, a felony or crime of moral turpitude under the laws of the United States or any State;

                        (iv) Gross neglect of duties; or

                        (v) Material misconduct.

            7.    NON-SOLICITATION AND NON-DISCLOSURE.

                  (a) NON-SOLICITATION. During the period commencing on the date of this Agreement and continuing until the first anniversary of the date when the Executive's Employment terminated for any reason, the Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on the Executive's own behalf or on behalf of any other person or entity) either (i) any employee or any consultant of the Company or any of the Company's affiliates or (ii) the business of any customer of the Company or any of the Company's affiliates on whom the Executive called or with whom the Executive became acquainted during his Employment.

                  (b) MISCELLANEOUS AGREEMENTS. Executive agrees that his Employment hereunder is conditioned upon him immediately signing the Company's Employee Confidentiality Agreement. Executive also agrees that he will continue to remain bound by the Company's Insider Trading Compliance Program and Policy, and its Change of Control Agreement signed by him. Copies of all agreements or policies discussed in this section 7(b) are attached hereto and incorporated herein by this reference.

            8.    SUCCESSORS.

                  (a) COMPANY'S SUCCESSORS. This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and/or assets. For


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all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets which becomes bound by this Agreement.

                  (b) EXECUTIVE'S SUCCESSORS. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

            9.    ARBITRATION.

                  (a) SCOPE OF ARBITRATION REQUIREMENT. The parties hereby waive their rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this Agreement and any and all claims arising from or relating to the Executive's Employment, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

                  (b) PROCEDURE. The arbitrator's decision shall be written and shall include the findings of fact and law that support the decision. The arbitrator's decision shall be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration shall be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however, that the arbitrator shall allow the discovery authorized by the California Arbitration Act or that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration shall take place in Santa Clara County, California or, at the Executive's option, the county in which the Executive primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

                  (c) COSTS. The parties shall share the costs of arbitration equally, except that the Company shall bear the cost of the arbitrator's fee and any other type of expense or cost that the Executive would not be required to bear if he were to bring the dispute or claim in court. Both the Company and the Executive shall be responsible for their own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award.

                  (d) APPLICABILITY. This arbitration provision does not apply to the following: (a) workers' compensation or unemployment insurance claims or
(b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright or any other trade secret or intellectual property held or sought by either the Employee or the Company (whether or not arising under the Company's Employee Confidentiality Agreement between the Employee and the Company).


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            10.   MISCELLANEOUS PROVISIONS.

                  (a) NOTICE. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing as being his official address of record. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

                  (b) MODIFICATIONS AND WAIVERS. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

                  (c) WHOLE AGREEMENT. This Agreement supersedes the offer letter dated June 19, 2000. No other agreements, representations or understandings (whether oral or written and whether express or implied) which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement, the Company's Employee Confidentiality Agreement, the Company's Insider Trading Compliance Program and Policy, the Company's Change of Control Agreement, the Option Documentation, the Company's Stock Restriction Agreement, and the Indemnification Agreement between the Company and the Executive contain the entire understanding of the parties with respect to the subject matter hereof.

                  (d) WITHHOLDING TAXES. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.

                  (e) CHOICE OF LAW AND SEVERABILITY. This Agreement shall be interpreted in accordance with the laws of the State of California (except its provisions governing the choice of law). If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect. If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively, the "Law") then that provision shall be curtailed or limited only to the minimum extent necessary to bring the provision into compliance with the Law. All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

                  (f) NO ASSIGNMENT. This Agreement and all rights and obligations of the Executive hereunder are personal to the Executive and may not be transferred or assigned by


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the Executive at any time. The Company may assign its rights under this
Agreement to any entity that assumes the Company's obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company's assets to such entity.

                  (g) COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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            IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.


                                    EXECUTIVE


                                      /s/ David Perry
                                    ------------------------------------------
                                    David Perry

                                    VENTRO CORPORATION

                                    By    /s/ Ted Drysdale
                                        --------------------------------------
                                    Ted Drysdale
                                    Title: Chairman of the Board